Exhibit 21.1

List of Subsidiaries of Registrant

Name	Jurisdiction

CoreSite, L.P.	DE
CoreSite Services, Inc.	DE
CoreSite, L.L.C.	DE
CoreSite 1275 K Street, L.L.C.	DE
CoreSite 32 Avenue of the Americas, L.L.C.	DE
CoreSite 427 S. LaSalle, L.L.C.	DE
CoreSite 55 S. Market Street, L.L.C.	DE
CoreSite Coronado Stender, L.L.C.	DE
CoreSite One Wilshire, L.L.C.	DE
CoreSite Real Estate 12100 Sunrise Valley Drive, L.L.C.	DE
CoreSite Real Estate 1656 McCarthy, L.L.C.	DE
CoreSite Real Estate 2115 NW 22nd Street, L.L.C.	DE
CoreSite Real Estate 2901 Coronado, L.L.C.	DE
CoreSite Real Estate 427 S. LaSalle, L.P.	DE
CoreSite Real Estate 55 S. Market Street, L.L.C.	DE
CoreSite Real Estate 70 Innerbelt, L.L.C.	DE
CoreSite Real Estate 900 N. Alameda, L.L.C.	DE
CRP 427 LaSalle GP, L.L.C.	DE
CRP 427 LaSalle Mezz GP, L.L.C.	DE
CRP 427 LaSalle Mezz, L.P.	DE